                                                                 EXHIBIT 1.A.(5)


         POLICIES ISSUED BY JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
                JOHN HANCOCK PLACE, BOSTON, MASSACHUSETTS 02117

GVUL  8/98

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                          BOSTON, MASSACHUSETTS 02117


                                 (JOHN HANCOCK)

     John Hancock agrees with the Policyholder to pay the benefits and provide the other rights set forth in this policy (the Policy). Such agreement is subject to all conditions and provisions of the Policy.


     Policy Number:            [55000-GRP]

     Policy Effective Date:    [July 1, 1998]

     Policyholder:             [Trustees of the Group Insurance Multiple
                               Employer Trust
                               Edwardsville, Illinois]

     Jurisdiction of Issue:
     This Policy is delivered in [Illinois. It is governed by the laws of that state.]

     Policy Anniversaries:
     [July 1 of each year.]

     Premium Due Dates:
     The Policy Effective Date; and the first day of each succeeding month.

     The Policy is issued in consideration of the Policyholder's application and payment of premiums to John Hancock. It takes effect on the Policy Effective Date.

     The conditions and provisions in this and the following pages and in amendments, riders, and exhibits included at issue or added thereafter are a part of the Policy.

     John Hancock has executed the Policy as of [July 1, 1997] at Boston, Massachusetts. The Policy has been duly countersigned.


     COUNTERSIGNED    _______________________  _______________________
                             REGISTRAR         LICENSED RESIDENT AGENT



     SECRETARY                                           PRESIDENT

                 GROUP VARIABLE UNIVERSAL LIFE INSURANCE POLICY


P-GVUL (98-3)
Printed in U.S.A.

                               TABLE OF CONTENTS


DEFINITIONS......................................................PAGE 3


PREMIUMS.........................................................PAGE 3

     Premium Payment.............................................Page 3
     Premium For Changes in Insurance ...........................Page 4
     Grace Period................................................Page 4
     Severability of Individual Coverage ........................Page 4
     Right to Change Premium Rates ..............................Page 5
     Annual Surplus Distribution.................................Page 5
     Premium Calculations........................................Page 5


STANDARD PROVISIONS..............................................PAGE 6

     Insured's Certificate.......................................Page 6
     Entire Contract.............................................Page 6
     Conformity with Law.........................................Page 6
     Non-Waiver of Policy Provisions.............................Page 6
     Policyholder Not Agent of John Hancock......................Page 6


MISCELLANEOUS PROVISIONS ........................ ...............PAGE 7

     Qualifying Groups ..........................................Page 7
     Eligible Class..............................................Page 7
     Insurance Records...........................................Page 7-8
     Inclusion of Qualifying Groups..............................Page 8
     Amendment, Renewal and Termination..........................Page 8
        *Exhibits................................................Page 9


NOTICE TO HOLDER OF THIS POLICY .................................PAGE 10

           *A Table of Contents is included in each attached Exhibit



P-GVUL (98-3)
Printed in U.S.A.

DEFINITIONS

Some terms used in this Policy are defined below. Others may be explained where used in another part of the Policy.

"Covered Person" means the person named as such on a coverage statement issued under this Policy.

An "Employer" is one who provides for a wage, salary or pension deduction arrangement with respect to premium contributions which is satisfactory to the Board of Governors and to John Hancock or is other wise acceptable to the Board of Governors and to John Hancock.


PREMIUMS

PREMIUM PAYMENT
Each premium is payable [in advance on its due date. The due date for each Employer whose employees are insured under this policy appears in the Master Schedule of the Exhibit that applies to that Employer.] Checks shall be made payable only to John Hancock; they shall be sent directly to John Hancock at the address specified in writing by John Hancock to the {Policyholder}.

No person or entity may accept any premium payment on behalf of John Hancock, without express, specific and valid written authorization by John Hancock to do so.

PREMIUM AMOUNTS
Each monthly premium payment shall consist of the aggregate amounts of premium received.

[PREMIUM FOR CHANGES IN INSURANCE
Premium charges for insurance which becomes effective during an Employer Month will begin on the first day of the Employer Month in which the insurance becomes effective.] [The term "Employer Month," as used herein, means the period of one month which begins with that day in each calendar month which corresponds to the day on which premiums are due.]



P-GVUL (98-3)
Printed in U.S.A.

GRACE PERIOD
If any premium, after the first premium, is not paid by the Policyholder on or prior to its due date, a grace period shall be granted for the payment of that premium. But, the grace period will not be granted if on or prior to such date the Policyholder has given John Hancock written notice the Policy is to terminate. The grace period begins with the premium due date. It lasts for 31 days, unless ended on an earlier date which the Policyholder may specify in a written notice given to John Hancock during the grace period.

If the grace period lasts for 31 days it will be extended until the end of the Month after the Month in which it began, unless ended on such earlier date as the Policyholder or John Hancock may specify by written notice given to the other during such extension. But, such extension will not occur at all, if either party has given written notice to the other during the 31 day period that the grace period is not to last more than 31 days.

If the grace period is to be ended by written notice, the date it ends will not be earlier than the date either party receives the notice. Notice to John Hancock must be received at its Home Office.

Premium not paid on or before the 35th day after it is due is subject to a late charge for the time it remains unpaid after that day. Such charges shall be determined by John Hancock.

If any premium is not paid in full by the end of the grace period, the Policy will terminate at the end of the grace period.

[The Policyholder will be liable to John Hancock for:
   (a) pro rata premium for the days the Policy is in force during the grace period;
   (b)  any other premium remaining unpaid when the Policy terminates; and
   (c)  accrued late charges.]


SEVERABILITY OF INDIVIDUAL COVERAGE
No coverage on any insured who has been charged and has paid all insurance charges associated with his or her coverage, may be cancelled as a result of a failure to remit premium charges by the Employer. Upon notice by John Hancock to the Insured, such individual shall pay all future charges directly to the Policyholder.


P-GVUL (98-3)
Printed in U.S.A.

RIGHT TO CHANGE PREMIUM RATES
John Hancock may change premium rates for any or all coverages [as of that day in each month which is the same day as that on which the immediately preceding Employer Anniversary occurred. Notice of a new premium rate will be given to the Policyholder and the Employer by John Hancock not less than 31 days before the date the new rate takes effect.]

ANNUAL SURPLUS DISTRIBUTION
As of each Policy Anniversary to which premiums have been paid in full there shall be distributed heron such share, if any, of a divisible surplus as may be apportioned hereto by John Hancock.

[PREMIUM CALCULATIONS
There will be an agreed upon payroll deduction for each employee. The individual monthly premium contributions for each Covered Person and any applicable additional coverage shall be as determined from the schedules set forth in the Premium Provisions section of the Exhibits.]


P-GVUL (98-3)
Printed in U.S.A.

STANDARD PROVISIONS

COVERED PERSON'S CERTIFICATE
John Hancock will issue, for delivery to each Covered Person, a certificate which:
   (a)  describes the essential features of the insurance; and
   (b)  states to whom the benefits are payable.

ENTIRE CONTRACT
The entire contract consists of:
   (a)  the Policy;
   (b) the application of the Policyholder, a copy of which is attached to and is a part of the Policy;
   (c)  individual applications, if any, of Covered Persons.

All statements by the [Policyholder, or individual Covered Persons shall, in the absence of fraud, be deemed representations and not warranties. No statement by the Policyholder, or any Covered Persons, or on their behalf, shall be used in defense to a claim under the Policy unless:

1)  contained in a written application signed by the Covered Person; and
2)  the Covered Person is or has been provided a copy of that application.

CONFORMITY WITH LAW
Any provisions of the Policy which, on its effective date, is in conflict with the law of the Jurisdiction of Issue, is amended to conform with the minimum requirements of such law.

If John Hancock determines that residents of any political subdivision are precluded by the law of such subdivision from being insured for one or more coverages in the Policy, such persons shall not be included in the class of persons eligible for such coverages. Amounts of insurance on each person insured under the Policy shall also be subject to any applicable statutory limits.

NON-WAIVER OF POLICY PROVISIONS
Failure of John Hancock to insist on compliance with any provisions of the Policy at any time or under any circumstances shall not as to any other time or occurrence, whether or not involving the same circumstances:
   (a)  waive or modify such provision; or
   (b)  in any way render it unenforceable.

POLICYHOLDER NOT AGENT OF JOHN HANCOCK
Neither the Policyholder not the Employer shall be deemed the agent of John Hancock for any purpose under the Policy.


P-GVUL (98-3)
Printed in U.S.A.

MISCELLANEOUS PROVISIONS

[ELIGIBLE GROUPS
A GROUP SHALL BE DEEMED AN ELIGIBLE GROUP ONLY IF IT IS:
   (a)  composed of:
        1)  active employees and directors of an Employer,
        2)  the eligible dependents of such active employees and directors,
        3)  retirees of an Employer and their eligible dependents;
        4) former eligible dependent children who have reached the age limit for dependent child coverage;
        5) former employees who were covered under this Policy or a Policy that this Policy replaces; and
        6)  partners and their eligible dependents.
   (b)  acceptable to the Board of Governors and to John Hancock; and;
   (c)  identified in the records of the Trustee as being a qualifying group.

An eligible dependent means the spouse or dependent child of an employee, director or retiree.

The term "Group Insurance Multiple Employer Trust" means the trust fund created by the Declaration of Trust made by and between the Board of Governors and the Trustee. Such Declaration shall be as it stands on the Policy Effective Date and, with the consent of John Hancock, as amended thereafter.

The term "Board of Governors" means only the Board of Governors of the Group Insurance Multiple Employer Trust.

The term "Trustee" means the Trustee of the Group Insurance Multiple Employer Trust].

ELIGIBLE CLASS
The class of persons who may be insured under the Policy is set forth in the Master Schedule section of the Exhibits.

[INSURANCE RECORDS
The Policyholder shall:
   (a)  maintain records with respect to insurance under the Policy; and
   (b) furnish John Hancock such information as it may require to administer the insurance.]



P-GVUL (98-3)
Printed in U.S.A.

[INSURANCE RECORDS  CONTINUED
There shall be open for inspection by John Hancock at all reasonable times all records which have a bearing on:
1)  the Policy; or
2)  any insurance under the Policy.

Clerical errors shall not prejudice the right of John Hancock or, except as otherwise provided in the Policy, of any person with a beneficial interest in insurance under the Policy.]

[INCLUSION OF ELIGIBLE GROUPS
An Eligible Group may qualify for inclusion in the Policy only by being approved in writing by John Hancock and the Policyholder.

AMENDMENT, RENEWAL, AND TERMINATION
The Policy may be amended or terminated at any time by written agreement between John Hancock and the Policyholder.

The Policyholder may terminate the Policy by written notice to John Hancock at its Home Office. If such notice is given, the date the Policy terminates shall not be less than 31 days after John Hancock receives such notice. But, John Hancock and the Policyholder may agree to an earlier date.

The Policy shall renew for a further term of one policy year as of each Policy Anniversary on which premiums have been paid in full. But, if either the Policyholder or John Hancock has given written notice to the other, as provided above, that the Policy is to terminate, the Policy will not renew after its termination date.

No amendment, renewal, or termination of the Policy shall require the consent of any Covered Person or other person having beneficial interest herein.

Only the following persons have power on behalf of John Hancock to terminate or change the Policy or waive any of its provisions:
      *  the President;
      *  a Vice President;
      *  the Secretary, or an Assistant Secretary.

No agent has authority to change the Policy or waive any of its provisions.



P-GVUL (98-3)
Printed in U.S.A.

EXHIBITS
Set forth below is a Table of the Exhibits which are a part of the Policy.

TABLE OF EXHIBITS:

EXHIBIT NO.    APPLIES TO:    INCLUDES RIDERS AND AMENDMENT NO.

     1         CERTAIN INSURED OF:



P-GVUL (98-3)
Printed in U.S.A.

NOTICE TO THE HOLDER OF THIS POLICY

As a holder of this Policy, you are a member of the John Hancock Mutual Life Insurance Company. You are entitled to vote either in person or by proxy at all meetings of such Company. The annual meetings are held at the Home Office of John Hancock at twelve o'clock noon on the second Monday of April each year.



P-GVUL (98-3)
Printed in U.S.A.

                           Document Flesch Score 50.4

                             {EXHIBIT NUMBER {1}}

                                MASTER SCHEDULE

[Employer:                                   {John Doe Manufacturing Company}
Group Number:                                                         {12345}
Employer Participation Date:                                {January 1, 1998}
Eligible Persons:                   Employees, Spouses and Dependent Children
Employer Anniversary Date:                                        {January 1}
Premium Due Date:                The Employer Participation Date and the same
                                                day of each succeeding month.


The term "Employer" includes each of its subsidiaries and affiliates listed below:
        {John Doe Mining Company}
        {John Doe Corrugated Box Company}

--------------------------------------------------------------------------------

                       Additional Coverage through Riders

                        RIDER                                 RIDER APPLIES                 EFFECTIVE DATE
-----------------------------------------------------  ----------------------------  ----------------------------
Accelerated Death Benefit Option                                   {YES                    {January 1, 1998
Accidental Death And Dismemberment Benefit                         {YES                    {January 1, 1998
Waiver of Premium                                                  {YES                    {January 1, 1998
Dependent Term Life Insurance Rider                                {YES                    {January 1, 1998}]

GPG-VEXH-0001                          [1 VEXH]
Ed 98-3
Printed in U.S.A.

                             {EXHIBIT NUMBER {1}}

                                MASTER SCHEDULE



ELIGIBLE CLASS:                        {All Full-time Employees}
WAITING PERIOD:                        {None
[AGE LIMIT FOR DEPENDENT CHILDREN:     {{15} days or over up to {19th} birthday,
                                       {25th} birthday if full-time student]

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                                             FACE AMOUNT OF INSURANCE
                                             ------------------------
{ALL EMPLOYEES}                        Up to 6 times {Earnings}, subject to a
                                       maximum of {$1,000,000.
[SPOUSES OF EMPLOYEES                  Any multiple of $10,000 subject to the
                                       lesser of:
                                       (a) 50% of the Employee's Face Amount; or
                                       (b) {$100,000}.]

Amounts of insurance will be rounded to the next higher multiple of $1,000 if not already a multiple of $1,000.

[EARNINGS means the Employee's annual, monthly or weekly pay based on a work week of not more than forty (40) hours. The Earnings amount used must be verified by Us before use in calculating benefits. Commissions, bonuses, overtime and other special pay are not included. Earnings from sources other than the Employer are not included in determining benefits.]

                             GUARANTEE ISSUE LIMITS

For Employees who enroll during the       The lesser of:
initial enrollment period and new         (a) {two (2)} times Earnings; or
Employees enrolling within 31 days        (b) {$200,000}
of eligibility

[For Spouses of Employees                 {$20,000}]

Evidence of Good Health will be required for all amounts of insurance in excess of the applicable Guarantee Issue Limit shown above. Such evidence must be provided at no expense to John Hancock.

Evidence of Good Health is required for any person enrolling after 31 days of eligibility, regardless of the amount elected

RIDER BENEFITS
                                                  MAXIMUM
                                      --------------------------------------
[Accidental Death Benefit             Equal to Face Amount of Life Insurance]
[Dependent Children's Insurance       Option I -            {$2,500}
                                      Option II -           {$5,000}
                                      Option III -         {$10,000}]
[Accelerated Death Benefit            50% to a maximum of {$250,000}]

GPG-VEXH-0001                          [2 VEXH]
Ed 98-3
Printed in U.S.A.

                             {EXHIBIT NUMBER {1}}

                                MASTER SCHEDULE

ELIGIBLE CLASS:                     {All dependent children of Full-time
                                    Employees at the age limit}
WAITING PERIOD:                     {None}
[AGE LIMIT FOR DEPENDENT CHILDREN:  {19th} birthday, {25th} birthday if full-time student]

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                                               FACE AMOUNT OF INSURANCE
                                      ----------------------------------------
{DEPENDENT CHILDREN            {5} times the amount of coverage under the
                               child rider, subject to a maximum of $50,000.

Amounts of insurance will be rounded to the next higher multiple of $1,000 if not already a multiple of $1,000.

                             GUARANTEE ISSUE LIMITS
{DEPENDENT CHILDREN}                     $10,000

Evidence of Good Health will be required for all amounts of insurance in excess of the applicable Guarantee Issue Limit shown above.  Such evidence must be provided at no expense to John Hancock.

GPG-VEXH-0001                          [3 VEXH]
Ed 98-3
Printed in U.S.A.

                 JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                            (BOSTON, MASSACHUSETTS)

                              EMPLOYEE CERTIFICATE


Employer:                             {ABC COMPANY}
Employer Group Number:                {98765-123}
Employer Participation Date:          {JANUARY 1, 1998}
Employer Anniversary Date:            {JANUARY 1} EACH YEAR

We certify that the person named as the Covered Person on the Coverage Statement is insured for the group variable universal life insurance benefits provided by the Policy. This certificate does not apply to You unless a Coverage Statement showing Your name and the certificate effective date is attached.

{This certificate replaces all certificates previously issued to You under the Policy.} This certificate includes the Coverage Statement and all riders that may be attached.

The shell introduction defines the Policy as "the Policy". Ron wouldn't have known that since when we worked on this as a team we were planning a new approach. All these pages that are Dual, must use the defined term.

The Policy and this certificate describe all of the benefits, limitations and provisions that apply to You.

This certificate includes flexible premiums, adjustable benefits, group life insurance and a paid-up benefit option available at any time.

THE CASH VALUE IN THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST AT A GUARANTEED RATE SHOWN ON PAGE {2}. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE FIXED ACCOUNT PROVISION ON PAGE {13}.

THE CASH VALUE IN EACH INVESTMENT OPTION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT OPTION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION ON PAGE {14}.

Right to Examine Certificate -- Please read this certificate. This certificate may be returned to Us within 30 days from the date of receipt. If We receive the certificate within the 30 day period, this coverage will be void from the beginning. We will refund any premiums paid. During that period all payments will be invested in the {Money Market} Investment Option.

GCG-VCOV-0001                       [1-VCOV]
Ed 98-3
Printed in U.S.A.

               GROUP VARIABLE UNIVERSAL LIFE COVERAGE STATEMENT





Employer: {ABC Company}                     Employer Participation Date:
                                            {January 1, 1998}
Employer Group Number:  {98765-123}         Employer Anniversary Date:
                                            {January 1}
Owner:  {John Doe                           Certificate Number:  {00001}
              123 Any Street
              Anytown, USA   53478}         Owner Number:  {123456789}
Effective Date of Certificate:  {01/01/98}  Coverage Statement as of {02/01/98
Covered Person:  {John Doe}                 Date of Birth:  {02/18/45}
Face Amount:  {$300,000}
Initial Regular Monthly Payment:  {$50}
Limiting Age: Certificate Anniversary that follows the Covered Person's
95th birthday.

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT                     {4%} PER YEAR

INITIAL ALLOCATION OF NET PREMIUM

Fixed Account              %      {Money Market}               %       {Diversified Mid-Cap Growth}          %
{Growth & Income           %      {Managed}                    %       {Short Term Bond}                     %
{Large Cap Growth          %      {Real Estate Equity}         %       {Mid Cap Growth}                      %
{Sovereign Bond            %      {Strategic Bond}             %       {Mid Cap Value}                       %
{Equity Index              %      {Large Cap Value}            %       {Small Cap Growth}                    %
{Small Cap Value           %      {International Balanced}     %       {International Opportunities}         %

                              ADDITIONAL COVERAGE

                        Rider                                 RIDER APPLIES                 EFFECTIVE DATE
-----------------------------------------------------  ----------------------------  ----------------------------
Accelerated Death Benefit Option                                   {YES}                   {January 1, 1998}
Accidental Death And Dismemberment Benefit                         {YES}                   {January 1, 1998}
Waiver of Premium                                                   {NO}                   {January 1, 1998}
Dependent Term Life Insurance Rider                                {YES}                   {January 1, 1998}
Dependent Child Term Life Amount   {$2,500}

This Coverage Statement is to be attached to Your certificate. It replaces any prior Coverage Statement page that has been delivered to You under the Policy and such prior Coverage Statement is void.

GCG-VCCH-0001                       [1-VSCH]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                              INVESTMENT OPTIONS

The following Investment Options are available to the Owner. A very brief description of the investment objectives of each is set forth here.

[GROWTH & INCOME PORTFOLIO: The investment objective of this Portfolio is to achieve intermediate and long-term growth of capital, with income as a secondary consideration. This objective will be pursued by investments principally in common stocks (and securities convertible into or with rights to purchase common stocks) of companies believed to offer growth potential over both the intermediate and long-term.]

[LARGE CAP GROWTH PORTFOLIO: The investment objective of this Portfolio is to achieve above-average capital appreciation through the ownership of common stocks (and securities convertible into or with rights to purchase common stocks) of companies believed to offer above average capital appreciation opportunities. Current income is not an objective of the Portfolio.]

[SOVEREIGN BOND PORTFOLIO: The investment objective of this Portfolio is to provide as high a level of long-term total rate of return as is consistent with prudent investment risk, through investment primarily in a diversified portfolio of freely marketable debt securities. Total rate of return consists of current income, including interest and discount accruals, and capital appreciation.]

[MONEY MARKET PORTFOLIO: The investment objective of this Portfolio is to provide maximum current income consistent with capital preservation and liquidity. It seeks to achieve this objective by investing in a managed portfolio of high quality money market instruments.]

[MANAGED PORTFOLIO: The investment objective of this Portfolio is to achieve maximum long-term total return consistent with prudent investment risk. Investments will be made in common stocks, convertibles, and other equity instruments, in bonds and other fixed income securities and in money market instruments.]

[REAL ESTATE EQUITY PORTFOLIO: The investment objective of this Portfolio is to provide above-average income and long-term growth of capital by investment principally in equity securities of companies in the real estate and related industries.]

[DIVERSIFIED MID CAP GROWTH PORTFOLIO: The investment objective of this Portfolio is to provide long-term growth of capital through a diversified portfolio investing primarily in common stocks of medium capitalization growth companies.]

[SHORT TERM BOND PORTFOLIO: The investment objective of this Portfolio is to provide a high level of current income consistent with a low degree of share price fluctuation through investment primarily in a diversified portfolio of short- and intermediate-term investment grade debt obligations.]

[EQUITY INDEX PORTFOLIO: The investment objective of this Portfolio is to provide investment results that correspond to the total return of the U.S. market as represented by the S&P 500 utilizing common stocks that are publicly traded in the United States.]

[LARGE CAP VALUE PORTFOLIO: The investment objective of this Portfolio is to provide substantial dividend income, as well as long-term capital appreciation, through investment in the common stocks of established companies believed to offer favorable prospects for increasing dividends and capital appreciation.]

[MID CAP GROWTH PORTFOLIO: The investment objective of this Portfolio is to provide long-term growth of capital through a non-diversified portfolio investing largely in common stocks of medium capitalization companies.]

GCG-VOPT-0001                       [1-VOPT]
Ed 98-3
Printed in U.S.A.

[MID CAP VALUE PORTFOLIO: The investment objective of this Portfolio is to provide long-term growth of capital primarily through investment in common stocks of medium capitalization companies believed to sell at a discount to their intrinsic value.]

[SMALL CAP GROWTH PORTFOLIO: The investment objective of this Portfolio is to provide long-term growth of capital through a diversified portfolio investing primarily in common stocks of small capitalization emerging growth companies.]

[SMALL CAP VALUE PORTFOLIO: The investment objective of this Portfolio is to provide long-term growth of capital by investing in a well diversified portfolio of equity securities of small capitalization companies exhibiting value characteristics.]

[STRATEGIC BOND PORTFOLIO: The investment objective of this Portfolio is to provide a high total return consistent with moderate risk of capital and maintenance of liquidity, from a portfolio of domestic and international fixed income securities.]

[INTERNATIONAL OPPORTUNITIES PORTFOLIO: The investment objective of this Portfolio is to provide capital appreciation through investment in common stocks of primarily well-established, non-United States companies.]

[INTERNATIONAL BALANCED PORTFOLIO: The investment objective of this Portfolio is to maximize total U.S. dollar return, consisting of capital appreciation and current income, through investment in non-U.S. equity and fixed income securities.]

GCG-VOPT-0002                       [2-VOPT]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                               TABLE OF CONTENTS

                                                        Page
                                                        ----
DEFINITIONS                                             1-4
GENERAL PROVISIONS
  When You are Eligible For Employee Insurance          5
  Changing Classes                                      5
  When You Become Insured                               5
  [Guarantee Issue Limit]                               5
  [Employee Deferral Rule]                              6
  Reinstatement                                         6
  [Changes in Amounts of Insurance]                     7
  Proof of Good Health                                  7
  Deferral Rule for Increases                           7
  [When Your Dependents Are Eligible]                   8
  [When Dependent Coverage Becomes Effective]           8

LIFE INSURANCE BENEFIT
  What We Pay                                           9
  Minimum Death Benefit                                 9
  [Age and Retirement Reductions]                       10
  Beneficiary                                           10
  Change in Beneficiary                                 10
  Payment to Beneficiary                                10
  Facility of Payment                                   10
  Simultaneous Death Provision                          11
  Owner                                                 11
  [Assignment]                                          11
  [Suicide Exclusion]                                   11
  Cash Value                                            12
  Fixed Account                                         13
  Separate Account                                      14
  Right to Change Allocation of Payments                15

PAYMENTS DURING YOUR LIFETIME
  [Loans]                                               16
  [Published Monthly Average]                           16
  [Loan Repayment]                                      16
  [Effect of Loan on Cash Value]                        17
  [Effect of Loan on Death Benefit]                     17
  Withdrawals                                           17
  Surrenders                                            17
  [Paid-up Insurance]                                   18
  Deferment                                             18

GCG-VTOC-0001                       [1-VTOC]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                                                        Page
                                                        ----
PREMIUM
  Regular Monthly Payments                              19
  Date of Premium Receipt                               19
  Other Payments                                        19
  Limits                                                19
  Rate Basis                                            20
  Monthly Deductions                                    20
  Grace Period                                          20
  Table of Guaranteed Rates                             21
TERMINATION PROVISIONS
  When Your Death Benefit Ends                          22
  Cancellation of Participation by Employer             22
  [INSURANCE PORTABILITY
  Your Eligibility under the Group Plan Ends            22
  Your Employer's Participation Under the Policy Ends   22
     Successor Plan                                     22
     No Successor Plan]                                 23
     Conversion Rights When You Cease to be Eligible    23
     Conversion Rights on Benefit Termination           23
     Death During Conversion Period                     23

MISCELLANEOUS PROVISIONS
     Misstatements                                      24
     Incontestability                                   24
     Account Statement                                  24
     Legal Action                                       24
     Recovery of Payment                                24
     Examinations and Autopsy                           24
     Change in Certificate                              24

NOTICE                                                  25

GDG-VTOC-0002                       [2-VTOC]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                                  DEFINITIONS

Here are some of the terms used in the Policy. Other terms are defined where used in the Policy. All defined terms are important in describing rights under the Policy. Please refer back to these meanings as You read. Defined terms are presented with capital letters to help identify them as such.

[ACTIVELY AT WORK OR ACTIVE WORK means that You
1. are present at the Employer's place of business or another work site designated by the Employer; and
2. are performing the duties of Your job; and
3. are producing the work product required by Your job.

On any day that is not a regularly scheduled work day (i.e., vacation, holiday or weekend), You are considered Actively At Work if You:
   a)  are not hospital confined; and
   b)  are not disabled due to Injury or Sickness; and
   c)  were Actively At Work on Your last scheduled workday.

Employees who usually perform the regular duties of their jobs at their homes are considered Actively At Work if they:
   a)  are not hospital confined; and
   b)  are not disabled due to Injury or Sickness; and
   c) perform all the regular duties of their jobs for a full workday and could do so at the Employer's usual place of business if required to do so.

ATTAINED AGE has a meaning particular to a given situation:
    For Active Employees, it means age on {the Employer Anniversary}.
    For Covered Persons who have continued their insurance under the INSURANCE PORTABILITY provision, it means age on {December 31 of each calendar year}. For the purpose of buying conversion or Paid Up policies, it means age on nearest birthday.

BILLING MONTH means (i) the period of time that begins on the Employer Participation Date and extends to the corresponding date in the next calendar month and (ii) each succeeding one month period beginning on such corresponding date of the month. If You continue Your insurance under the INSURANCE PORTABILITY provision, the Billing Month will be the calendar month.

CASH VALUE means the sum of:
1.  the value of the Fixed Account;
2.  the value of each Investment Option in the Separate Account; and
3.  the value in the Loan Account.

CASH SURRENDER VALUE means the Cash Value less:
1.  any Certificate Debt; and
2.  any applicable Surrender Charge; and
3.  any outstanding charges.

CERTIFICATE DEBT means the principal amount of any outstanding loans to the Participant under his or her Certificate adjusted for any accrued interest on the loan. This is the amount the Participant would have to pay to eliminate the loan.

CHILD means Your natural born or legally adopted child. The term also includes a stepchild or other child who lives with You in a normal parent-child relationship or for whom You are the legal guardian. A child must depend upon You for support.

DEATH BENEFIT means the amount We pay to the Beneficiary upon Your death as described in WHAT WE PAY.


DEPENDENT means Your legal Spouse and Your unmarried child who is at least {15} days of age but less than 19 years of age. A Child who is at least age 19 but who is less than {23} years of age is also a Dependent if the Child is enrolled in school on a full-time basis. After initial enrollment, a divorce or legal separation will not preclude the Spouse from continued eligibility. For the purpose of determining dependency, a person reaches a particular age on his or her birthday.

GDG-GVUL-0001                       [1-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

DOCTOR means a person who:
1. is licensed to practice the healing arts;
2. is licensed by the state where he or she is practicing; and
3. is practicing within the scope of his or her license.

This person must not be related to You by blood or marriage.

EMPLOYEE means any person who works Full-time for the Employer. An Employee must be paid by the Employer for work done at the Employer's usual place of business or some other location that is usual for the Employee's particular duties. After the Employer Participation Date, the term also includes a person who is no longer employed but who remains eligible for benefits under the Employer's plan. This includes, but is not limited to, retirees and disabled employees. For those individuals to remain eligible, We must agree to it prior to the Employer Participation Date, or some later date based upon the Employer's written request.

EMPLOYER means the legal entity that has signed a Payroll Deduction agreement to permit Employees to participate under the Policy. The term also includes affiliates or subsidiaries of the Employer if We have agreed to accept them. It includes an Employer who applies for participation, is accepted for participation and meets and continues to meet all requirements for participation in the John Hancock Group Insurance Multiple Employer Trust as may be established by the Trustee or the John Hancock. We issue each Employer a participation certificate.

EMPLOYER ANNIVERSARY DATE means the date one year after the Employer Participation Date and the same date in each succeeding year. The date is shown on Your Coverage Statement.

EMPLOYER PARTICIPATION DATE means the effective date of Your Employer's participation under the Policy. The date is shown on Your Coverage Statement.

FACE AMOUNT means the amount of life insurance in force for You or a Dependent.

FIXED ACCOUNT means a non-variable funding option that guarantees a minimum interest rate of {4%} per year. The Fixed Account is part of Our General Account.

FULL-TIME means that You are working the minimum number of hours defined by Your Employer as Full-time.

FUNDS means the Series Trust Portfolios and other mutual funds in which the Separate Account invests.

GENERAL ACCOUNT means Our general investment account that contains assets of the John Hancock. The General Account does not include the Sub-Accounts or other segregated asset accounts.

GROUP PLAN means the group variable universal life insurance plan of benefits provided by the Policy for Employees of Your Employer.

GROUP POLICYHOLDER means {Trustees of the Group Insurance Multiple Employer Trust}.

GUARANTEE ISSUE LIMIT means the most insurance for which You may become insured
without the need to give Us Your Proof of Good Health.   The Guarantee Issue
Limit is shown on the Master Schedule that applies to You.

1. You may be eligible for more than this amount initially; or
2. the amount of existing insurance may be increased to an amount in excess of any Guarantee Issue Limit; or
3. the amount of insurance currently in excess of the Guarantee Issue Limit may be further increased.

In any of these situations, You must send Us Proof of Good Health


GDG-GVUL-0002                       [2-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

If You were insured under the Prior Plan on the day before the Employer Participation Date for an amount over the Guarantee Issue Limit, the Proof of Good Health requirement may be waived for such amount.

HOSPITALIZED means confinement for short term, intermediate or long term care on an inpatient basis in:
1. a hospital;
2. a convalescent facility;
3. a hospice;
4. a skilled nursing facility; or
5. a psychiatric, alcohol or drug treatment facility.

INITIAL REGULAR MONTHLY PAYMENT means the premium the Owner has chosen to pay each month. The Initial Regular Monthly Payment for this certificate is shown on Your Coverage Statement

INVESTMENT OPTION means the Fixed Account or a sub-account of the Separate Account where assets are invested.

INVESTMENT START DATE means the later of:
1.  the Effective Date of the Certificate as shown on Your Coverage Statement;
    or
2.  the date We receive the first Net Premium.

JOHN HANCOCK CUSTOMER SERVICING OFFICE means {J&H/KVI, Inc. 1776 West Lakes Pkwy, West Des Moines, Iowa 50398.

LIMITING AGE means the Certificate Anniversary that follows the Covered Person's 95th birthday. The Face Amount of Insurance ends at this point. The Cash Value and associated rights remain. No further premium payments are permitted beyond this date. However, loan repayments are allowed.

LOAN ACCOUNT refers to the account to which We transfer the amount of any loan from the Fixed and Sub-Accounts. Interest is credited to this account. See LOANS.

MONTHLY DEDUCTION means the amount each month equal to the sum of:
1. the insurance charge - the cost each month to provide life insurance under this Certificate. This is equal to the life insurance rate We charge times each $1,000 of Face Amount;
2. the additional insurance charges - the cost each month to provide the insurance or benefits that are described in all riders; and
3.  the maintenance charge - the monthly administration charge We set.

The Monthly Deduction will be charged on a pro-rata basis to the Fixed Account and each Investment Option of the Separate Account and is due on the first day of each Billing Month.

NET PREMIUM means each premium paid minus the applicable premium expense charge. We set the expense charge and may change it from time to time. Net Premium is the amount available for allocation to Investment Options.

OWNER means the person or entity with ownership rights to this Certificate. In the absence of assigning these rights, You are the Owner. The Owner is shown on the Coverage Statement.

POLICY means the contract issued to the Policyholder to provide group {variable} {universal} life insurance to Employees of Employers who have agreed to payroll deductions for the Plan. The Policy is composed of the master policy, amendments, riders, {exhibits} and applications.

PREMIUM DUE DATE means the first day of each Billing Month.

PRIOR PLAN means the life insurance plan in effect on the day before Your Employer's Participation Date shown on the Coverage Statement.

PROOF OF GOOD HEALTH means written proof that the person for whom the proof was submitted is insurable. We have the sole right to make this determination. This proof must be based on medical information and must be acceptable to Us. We have the right to ask the person for whom proof is submitted to have a medical exam or other tests.

GDG-GVUL-0003                       [3-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

SPECIAL CARE means the following care or treatment:
1. chemotherapy;
2. radiation therapy; or
3. dialysis treatment.

SUCCESSOR PLAN means a life insurance plan allowed or sponsored by the Employer that replaces some or all of an Employer's insurance provided by the Policy. It includes but is not limited to group, individual, blanket or franchise insurance, and it may be provided by any form of term or permanent insurance.

TRANSACTION CHARGE means a fee or other charge made by Us to make a withdrawal or to surrender the certificate.

VALUATION DATE means each day on which the New York Stock Exchange (NYSE) is open for business and the Fund values its shares.

VALUATION PERIOD means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

WE, US OR OUR means the John Hancock Mutual Life Insurance Company. If We choose, We may designate a person or legal entity to act on Our behalf.

YOU OR YOUR means the Employee named on the Coverage Statement.]


GDG-GVUL-0004                       [4-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                              GENERAL PROVISIONS


WHEN YOU ARE ELIGIBLE FOR EMPLOYEE INSURANCE

Employees are eligible for insurance if they are members of an eligible class determined by Your Employer. You must be scheduled to work Full time and You must not be a temporary or seasonal employee. You may be insured under this Policy as an employee of only one Employer. We consider You to be employed by the Employer that has the greater level of life insurance benefits. If insurance, or any part of it, is based on earnings, We consider Your Earnings from all included Employers when We determine the maximum amount of coverage for which You are eligible.

You are eligible on the date You meet the waiting period for benefits, if any, determined by Your Employer, but not before the Employer Participation Date.

CHANGING CLASSES

If an employee was not in a class of eligible Employees, but later transfers to an eligible class, he or she must meet the waiting period for benefits, if any. We use all past periods of {Full-time} work for the {Employer} to determine the Employee's eligibility date. [Any period of part-time work does {not} count.] An employee cannot become eligible for insurance before becoming a member of an eligible class.

WHEN YOU BECOME INSURED

To become insured, You must elect insurance, sign an enrollment form that is approved by Us and the Owner must agree to make the required premium payments.

[If You do this prior to or within 31 days of the date You are first eligible, You will become insured for the benefits provided by the Policy on the latest of these dates:
1. the Employer Participation Date;
2. the first day of the Billing Month after the date You elect insurance; or
3. the first day of the Billing Month for which You have authorized a payroll deduction to be made from Your pay for the cost of Your insurance.

If You elect insurance more than thirty-one (31) days after the date You are first eligible, You must give Us [at Your own expense,] Your Proof of Good Health. If this happens, Your insurance will not become effective until the later of these dates:
1. the first day of the Billing Month after the date We approve Your insurance based upon the Proof of Good Health that has been given to Us; or
2. the first day of the Billing Month for which You have authorized a payroll deduction to be made from Your pay for the cost of Your insurance.]

[GUARANTEE ISSUE LIMIT

When You first enroll under the Plan, the Face Amount that You elect may exceed the Guarantee Issue Limit.

If this happens, You must give Us, [at Your Own expense,] Your Proof of Good Health for the Face Amount in excess of the limit. The Face Amount above the limit will not become effective until the later of these dates:
1. the first day of the Billing Month after the date We approve the excess amount based upon Your Proof of Good Health; or
2. the date Your insurance would otherwise be effective.

If We do not approve the excess amount based upon Your Proof of Good Health, Your insurance will be limited to the Guarantee Issue Limit.]

[If You were insured under the Prior Plan on the day before the Employer Participation Date for an amount over the Guarantee Issue Limit, the Proof of Good Health requirement may be waived for the amount of benefit provided by the Prior Plan.]

GDG-GVUL-0005                       [5-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[{EMPLOYEE} DEFERRAL RULE

The effective date of Your insurance may be delayed if, in the {90} day time period prior to the date Your insurance is to become effective, You:
1. had been Hospitalized; or
2. had, or been advised to have, Special Care.

If either 1 or 2 above apply to You, Your insurance will not become effective until the earlier of these dates:
1. the first day of the Billing Month after the date You have gone {90} days without being Hospitalized or without having Special Care; or
2. if You choose to give Us Proof of Good Health, the first day of the Billing Month after the date We approve Your insurance based upon that Proof of Good Health.]

In addition, You must be Actively At Work on the date Your insurance goes into effect. If You are not Actively At Work, insurance does not become effective until return to Full-time work.

If You do not return to work on a Full-time basis within 31 days of the date Your insurance is to become effective, You must first give Us Proof of Good Health. If this happens, Your insurance will not become effective until the later of these dates:
1. the first day of the Billing Month after the date We approve Your insurance based upon the Proof of Good Health; or
2. the date You return to work on a Full-time basis.]

REINSTATEMENT

If Your certificate has lapsed, You may apply to reinstate it at any time prior to {3 years} from the date it lapsed. You must:
1. give Us a written request for reinstatement and a new enrollment form;
2. give Us Your Proof Good Health; and
3. give Us a premium payment that is at least equal to all unpaid Monthly Deductions through the date of lapse plus the Monthly Deduction for two (2) Billing Months commencing with the reinstatement.

Your coverage will be reinstated on the first day of the Billing Month after the date We approve Your reinstatement request based upon Your Proof of Good Health.

You may not reinstate a loan that was outstanding on the date Your certificate lapsed. You may not reinstate if Your Employer is no longer participating through payroll deduction.

The Face Amount of the reinstated Certificate will be the same as the Face Amount You would have been eligible for on the date of reinstatement had the Certificate not lapsed.

GDG-GVUL-0006                       [6-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[CHANGES IN AMOUNTS OF INSURANCE

Your insurance may change from time to time. These changes will become effective based upon the provisions below.

DECREASE IN INSURANCE
---------------------

At any time the Owner may make a request in writing to decrease Your Face Amount. This must be done on a form approved by Us. A decrease in Your Face Amount is effective on the first day of the Billing Month after the date We receive the request. If the Owner elects to decrease Your Face Amount, Your next increase in Face Amount will require Proof of Good Health. In no event, however, may the Face Amount be decreased below {$5,000} or below the minimum amount required to maintain the insurance's status as life insurance under Federal Tax laws.

We will not require a decrease in the Face Amount if there is a decrease in Your earnings.

INCREASES IN INSURANCE
----------------------

An increase in Your earnings may change Your Face Amount. This change will become effective on the Employer Anniversary Date that coincides with or next follows the date Your pay is increased. Proof of Good Health will not be needed unless Your earnings are increased by 25% or more. The Owner may refuse an earnings related increase in Face Amount. If this occurs, the next increase in Your Face Amount will require Proof of Good Health.

A request to increase Your current Face Amount may only be made during the annual enrollment period held by Your Employer.

If the Owner elects to increase:
1. Your current Face Amount other than as a result of an increase in earnings;
   or
2. Your current multiple of pay;

You must first give Us Your Proof of Good Health.

PROOF OF GOOD HEALTH

If Proof of Good Health must be given and We approve the increase in Your Face Amount, the increase in Your Face Amount will become effective on the later of these dates:
1. the first day of the Billing Month after the date We approve the increased Face Amount based upon the Proof of Good Health; or
2. Your Employer Participation Date.

If We do not approve the increased Face Amount based upon the Proof of Good Health, Your Face Amount will be limited to Your then current Face Amount.

DEFERRAL RULE FOR INCREASES

You must be Actively At Work on the date a change in the amount of insurance becomes effective. If You are not Actively At Work, a change does not become effective until return to Full-time work.

If You do not return to work on a Full-time basis within 31 days of the date Your increased Face Amount is to become effective, You must first give Us Your Proof of Good Health. If this happens, Your increased Face Amount will not become effective until the later of these dates:
1. the first day of the Billing Month after the date We approve the increased Face Amount based upon Your Proof of Good Health; or
2. the date You return to work on a Full-time basis.]

GDG-GVUL-0007                       [7-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[WHEN YOUR DEPENDENTS ARE ELIGIBLE

You do not have to be insured in order to insure Your Dependent Spouse. You or Your Spouse must be insured in order to insure a Dependent Child.


A Dependent Child is not eligible to be insured by both You and Your Spouse.

To insure a Dependent Spouse, You must elect such insurance, sign an enrollment form that is approved by Us and agree to make the required premium payments.

SEPARATE ELECTIONS

You must make a separate election for Your Spouse and Child insurance. Once insurance is effective, We will issue the following:
1. We will issue a separate certificate for Your Spouse insurance. That certificate will describe all of the provisions that apply to the Spouse.
2. We will issue a rider for Your Dependent Child's insurance. The rider will describe all of the provisions that apply to the Dependent Child.

WHEN DEPENDENT COVERAGE BECOMES EFFECTIVE

If You want to obtain insurance for a Dependent or add an additional Dependent, a written request for insurance must be made for the Dependent. Insurance for the Dependent becomes effective as shown below:

1 If the request is made on or before the date the Dependent is acquired, insurance will be effective on the date You acquire the Dependent.
2 If the request is made within thirty-one (31) days after the date You are first eligible to add the Dependent, insurance will be effective on the date of the request.

3 if the request is made more than thirty-one (31) days after You are first eligible to add the Dependent, You must send Us, at Your Own expense, Proof of Good Health for the Dependent. If We approve the request based upon Proof of Good Health, the life insurance for the Dependent will become effective on the first day of the Billing Month after the date of Our approval.]

GDG-GVUL-0008                       [8-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                            LIFE INSURANCE BENEFIT


WHAT WE PAY

If You die while insured, We will pay the Death Benefit in effect as of the date of Your death.

The amount of the Death Benefit will be calculated as of the date of Your death and will be the greater of () the sum of:
1.  Your Face Amount; plus
2.  The Cash Value; minus
3.  Any Certificate Debt; minus
4.  Any outstanding charges; [minus
5.  All amounts claimed under an Accelerated Death Benefit provision]

and (ii) the Minimum Death Benefit described below. After We have received and approved due proof of Your death, We will pay the Death Benefit to the Beneficiary the Owner has named. If required by law, We will add interest, at a rate and for the time period required by law, to a Death Benefit that is paid in one sum.

[We will pay the Death Benefit through an interest bearing account that gives the Beneficiary immediate access to the full amount paid. This account will be established as of the date We would otherwise make the Death Benefit payment. The Owner has the right to request the Death Benefit be paid:

1.   in a lump sum; or
2.   through any other option that is approved by Us.]

MINIMUM DEATH BENEFIT

The minimum death benefit is based upon Your age at the date of death and Your Cash Value. The Table shown below is used, and the minimum death benefit will decrease uniformly with the age ranges shown.


                                     Minimum Death Benefit as a
YOUR AGE ON THE DATE OF DEATH       Percentage of the Cash Value
-----------------------------       --------------------------------
                                           From:            To:
Less than age 40                           250              250
40 but less than 45                        250              215
45 but less than 50                        215              185
50 but less than 55                        185              150
55 but less than 60                        150              130
60 but less than 65                        130              120
65 but less than 70                        120              115
70 but less than 75                        115              105
75 but less than 90                        105              105
90 but less than 95                        105              100

GDG-GVUL-0009                       [9-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[Age and Retirement Reductions

Your Face Amount will be reduced on the latest of these dates:
1. the date You attain age 70;
2. the date You retire; or
3. if You first became insured at age 60 or older, the 10th anniversary of Your Certificate Effective Date.

When one of these dates applies to You, Your Face Amount will be reduced as follows:
1. We will determine Your Cash Value less Certificate Debt and outstanding charges on the date this rule applies and will round it to the nearest whole dollar; and
2. We will multiply this amount by five (5).

This total will then be rounded to the next higher multiple of {$5,000} if it is
not already a multiple of that amount.   This becomes Your new Face Amount
unless one of these apply:
1. Your new Face Amount cannot be more than the Face Amount that was in force for You on the day before the date this reduction rule applies to You; and
2. Your new Face Amount cannot be less than {$5,000}. If it is, it will be increased to that amount.]

BENEFICIARY

The BENEFICIARY is the person the Owner names to receive Your Death Benefit. The Owner must name the Beneficiary in writing on a form approved by Us. The Owner must sign and date the designation. This Beneficiary designation is kept by Us. After We make the Death Benefit payment, We have no further liability.

CHANGE IN BENEFICIARY

The Owner has the right to change the Beneficiary at any time.   The change must
be made in writing on a form satisfactory to Us and must state the date the change is to take effect. The form must be delivered to Us during Your lifetime. If the present beneficiary designation is irrevocable, such present beneficiary must consent in writing to the change. No change will take effect if it is received after the date We make a Death Benefit payment, and We will not be liable for any payment made before We receive the change.

PAYMENT TO BENEFICIARY

More than one named Beneficiary will share equally unless the Owner clearly designates the order of rights. The share of a Beneficiary who dies before You will pass to any surviving Beneficiaries in the order the Owner designated.

FACILITY OF PAYMENT

If the Beneficiary is a minor or otherwise incapable of giving a valid release, the John Hancock may, at its option and until claim is made by the duly appointed guardian of the Beneficiary, make such payment to:
     1. any relative of the beneficiary by blood or marriage; or
     2. any other person or institution that appears to Us to have assumed custody and principal support of the Beneficiary.

Payment under these circumstances may not exceed {$50} per month. Such payments will be made for the sole benefit of the Beneficiary.]

If You have no surviving Beneficiary, We have the right to make the payment to any one of the classes listed below:

     1. Your Spouse.
     2. Your children.
     3. Your parents.
     4. Your brothers and sisters.
     5. The executor or administrator of Your Estate.

GDG-GVUL-0010                       [10-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

At Our judgment, a part of Your Death Benefit may be paid to any person who has incurred expenses in connection:
1. with Your burial; or
2. with the Injury or Sickness that caused Your death.

However, the maximum amount payable to that person is {five hundred dollars ($500)} or the amount established by state law.

SIMULTANEOUS DEATH PROVISION

If a Beneficiary dies:

1. on the same day You die; or
2. within fifteen (15) days thereafter;

benefits will be paid as if that Beneficiary had died before You. If proof of loss with respect to Your death was delivered to Us before the date of the Beneficiary's death, this provision will not apply.

OWNER

You are the Owner of Your certificate and of any Dependent coverage You elect. If You assign Your insurance, the person to whom it is assigned will be the Owner.

[ASSIGNMENT

The Owner may assign the rights, title and interest of Your insurance. The Owner must assign the entire benefit. An assignment must be in writing on a form approved by Us, must be signed by the Owner and must be consented to in writing by any beneficiary who has been designated as irrevocable.

If We make payment or take any other action that We are permitted to do before a duplicate of the assignment is received and recorded by Us, the assignment will have no effect on the payment made or the action taken. We are not responsible for the validity or sufficiency of an assignment.]

[SUICIDE EXCLUSION

If You commit suicide, while sane or insane, within 2 years of the Certificate Effective Date, the Death Benefit We pay will be limited to a refund of premium paid, less:
1.  any Certificate Debt; and
2.  the amount of any withdrawals.


If You commit suicide, while sane or insane, within 2 years of an increase in Your Face Amount, such increase will not be reflected in the Death Benefit. However, the Death Benefit otherwise payable will be increased by that portion of the Monthly Deduction attributable to such increase.]

GDG-GVUL-0011                       [11-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

CASH VALUE

The life insurance benefit under this variable life certificate can be funded, at the discretion of the Owner, by a Fixed Account and/or the Investment Options available to the Owner under the Separate Account. The Separate Account assets are divided into sub-accounts. The Separate Account Investment Options available on the Certificate Effective Date are described on the page following Your Coverage Statement. Those the Owner selected in the enrollment form are shown on the Coverage Statement with the percentage of Net Premium to be allocated to each.

The Death Benefit and Cash Value under the Policy may increase or decrease daily to the extent the Cash Value is invested in the variable Investment Option of the Separate Account. The Policy provides lifetime protection against economic loss resulting from the death of the insureds. The certificates provide mainly insurance and not investments.

A premium payment is periodically made to Us. We may take from each premium a charge. We then place the Net Premium into the Investment Options as directed by the Certificate Owner. The assets allocated to each variable Investment Option are invested in shares of the corresponding portfolio of the Funds. The assets allocated to the Fixed Account are invested in the General Account of the John Hancock. During the year, We take charges from each Investment Option and credit or charge each Investment Option with its respective investment performance. The insurance charge that is deducted from the invested assets attributable to each certificate varies with the attained age of the insured {at the Employer Anniversary} and with the amount of insurance provided at the start of each Billing Month.

The Policy provides for payment of Death Benefit proceeds when You die. The Death Benefit proceeds ordinarily will equal the Face Amount plus the Cash Value minus any Certificate Debt and any outstanding charges. Under certain circumstances, the Death Benefit will be increased to assure that the certificate continues to meet the definition of "life insurance" under the Internal Revenue Code.

By making premium payments in amounts sufficient only to cover the Monthly Deduction, the Owner can use the Plan as a way to obtain life insurance coverage, with little or no accumulation of Cash Value. The Owner will retain the option to build Cash Surrender Value by paying larger premium and applying the excess to the variable Investment Options or the Fixed Account.

GDG-GVUL-0012                       [12-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

FIXED ACCOUNT

The Fixed Account is a non-variable Investment Option that guarantees a minimum effective interest rate of {4%} per year. We may at any time declare rates of interest in excess of the {4%} guaranteed rate on amounts in the Fixed Account. That interest rate will be guaranteed for a period of not less than one year for deposits made on the first day of the period to which the guarantee applies. Transfers into the Fixed Account will be treated as new premiums for these purposes.

The Owner may allocate premiums to the Fixed Account or transfer all or part of the value in the Separate Account to the Fixed Account. The amount so allocated or transferred will become part of Our General Account assets. Subject to applicable law, We have sole discretion over the investment of General Account assets and Owners do not share in the investment experience of those assets. Transfers from the Fixed Account are subject to certain limitations. See RIGHT TO CHANGE ALLOCATION provision.


ACCOUNT VALUE

On the Investment Start Date, the value in the Fixed Account is the portion of the initial Net Premium paid and allocated to the Fixed Account less the portion of the first Monthly Deduction charged to the Fixed Account.

On any day after the Investment Start Date, the value of the Fixed Account is the sum of items in column A minus the sum of items in Column B:


                     COLUMN A                                             COLUMN B
--------------------------------------------------  ----------------------------------------------------
The balance at the end of  the preceding            Any amount transferred from the Fixed Account to
Valuation Date, with interest on that value at      the Separate Account during the current Valuation
the currently applicable rates                      Period.
--------------------------------------------------------------------------------------------------------
Any portion of Net Premium  paid and allocated to   The portion of any withdrawal made from the Fixed
the Fixed Account during the current Valuation      Account during the current Valuation Period.
Period.
--------------------------------------------------------------------------------------------------------
Any amount transferred to the Fixed Account         Any amount transferred from the Fixed Account to
during the current Valuation Period.                the Loan Account during the current Valuation
                                                    Period.
--------------------------------------------------------------------------------------------------------
Any loan repayments allocated to the Fixed          [The portion of any transaction charge allocated to
Account during the current Valuation Period.        the Fixed Account during the current Valuation
                                                    Period.]
--------------------------------------------------------------------------------------------------------
If the Valuation Date is the Employer Anniversary   If the Monthly Deduction is being charged on this
Date that portion of the amounts transferred        Valuation Date, the portion of the Monthly
from the Loan Account that is allocated to the      Deduction that is charged to the Fixed Account.
Fixed Account.
--------------------------------------------------------------------------------------------------------

GDG-GVUL-0013                       [13-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

SEPARATE ACCOUNT

Separate Account G consists of assets set aside by the John Hancock that are kept separate from that of the general assets and all other separate account assets. We own the assets in the Separate Account. That portion of the assets of the Separate Account equal to reserves and other liabilities for Group Variable Universal Life insurance will not be charged with liabilities arising out of any other business We may conduct.

The Separate Account will be valued at the end of each Valuation Period.

We reserve the right to make certain changes if, in Our judgment, they would best serve the interests of Owners of certificates such as this one. Any changes will be made only to the extent and in the manner permitted by applicable laws. When required by law, We will obtain Your approval of the changes as well as the approval of any appropriate regulatory authority.

The following is a list of examples of changes We may make:
o Operating the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

o Taking any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

o Transferring assets in an Investment Option to another Investment Option, or to add, combine, or remove Investment Options in the Separate Account.

o Substituting for the investment company shares held in any Investment Option the shares of another class of the investment company or shares of another investment company or any other investment permitted by law.

o Making any necessary technical changes in the Policy in order to conform with any action this provision permits Us to take.

If any of these changes results in a material change in the underlying investments of an Investment Option in the Separate Account, We will notify You of such change. If You have Cash Value in that sub-account, You may then make a new choice of Investment Options.

ACCOUNT VALUATION

The value in the Separate Account is the sum of the values in each of the variable Investment Options. The account value increases or decreases daily depending on the investment experience of the Investment Options to which the amounts are allocated at the direction of the Owner. No minimum amount of account value is guaranteed. The Owner bears the investment risk for the portion of the Cash Value allocated to the Separate Account.

An experience factor for each variable Investment Option is determined using the net gain or loss per share, any charges for Our taxes or reserves on taxes, and any Mortality and Expense charge. The Mortality and Expense charge is determined daily from the value of the variable Investment Option {and the Fixed Account} and will not exceed .90% on an annual basis.

On the Investment Start Date, the value in each variable Investment Option is the portion of the initial Net Premium paid and allocated to the Investment Option less the portion of the first Monthly Deduction charged to the Investment Option.

GDG-GVUL-0014                       [14-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

On any Valuation Date after the Investment Start Date, the value of each variable Investment Option is the sum of items in column A minus the sum of items in Column B:


                     COLUMN A                                             COLUMN B
--------------------------------------------------  ----------------------------------------------------
The balance at the end of the preceding Valuation   Any amount transferred from the Investment Option
Date multiplied by the experience factor for the    to another variable Investment Option or the Fixed
current Valuation Period.                           Account during the current Valuation Period.
--------------------------------------------------------------------------------------------------------
Any portion of Net Premium paid and allocated to    The portion of any withdrawal made from the
the Investment Option during the current            Investment Option during the current Valuation
Valuation Period.                                   Period.
--------------------------------------------------------------------------------------------------------
Any amount transferred to the Investment Option     Any amount transferred from the Investment Option
during the current Valuation Period.                to the Loan Account during the current Valuation
                                                    Period.
--------------------------------------------------------------------------------------------------------
Any loan repayments allocated to the Investment     [The portion of any transaction charge allocated to
Option during the current Valuation Period.         the Investment Option during the current Valuation
                                                    Period.]
--------------------------------------------------------------------------------------------------------
If the Valuation Date is the Employer Anniversary   If the Monthly Deduction is being applied on this
Date, that portion of the amounts transferred       Valuation Date, the portion of the Monthly
from the Loan Account that is allocated to the      Deduction that is charged to the variable
variable Investment Option.                         Investment Option.
--------------------------------------------------------------------------------------------------------

The value in the Separate Account is the sum of the values in each variable Investment Option.


RIGHT TO CHANGE ALLOCATION OF PAYMENTS

FUTURE PREMIUMS

The Owner can change the allocation of future Net Premiums among the Fixed Account and/or the variable Investment Options of the Separate Account. The Owner must allocate at least {5%} of Net Premiums to each alternative the Owner chooses. Allocations must be in whole numbers and the total allocated must equal 100%. The change in allocation will be effective as to any Net Premiums and credits applied after receipt of notice satisfactory to Us.

ACCUMULATED VALUE

The Owner may reallocate the amounts held for the Owner in the Fixed Account and variable Investment Options with no charge at any time. Transfers from the Fixed Account are limited to 25% of the Fixed Account once each calendar year. In addition, no transfer from the Fixed Account may be made within 180 days of the last such transfer.

The minimum transfer amount is the lesser of {$50} or the total amount in the variable Investment Option.


GDG-GVUL-0015                       [15-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                         PAYMENTS DURING YOUR LIFETIME


[LOANS

After the RIGHT TO EXAMINE CERTIFICATE (See Cover page) period has ended, the Owner may request a loan. The Owner is permitted to request a loan if there is not already an active loan in force on this certificate. If requested, We will grant the Owner a loan, up to the amount of the Cash Value less all outstanding charges and the next month's Monthly Deduction as of the date We receive the loan request. {Interest is payable in advance. For the first year of the loan, interest is due and payable immediately for the period from the date of the loan to the Employer Anniversary Date. Loans initiated in the Billing Month prior to the Employer Anniversary Date will have interest taken to the second following Employer Anniversary Date.} Interest is due and payable on the Employer Anniversary Date for each {following} twelve (12) month period. {The first interest payment will be deducted from the loan amount We pay to the Owner, but that does not reduce the loan amount.} If interest is not paid within 31 days after it is due, it will be added to the amount of the loan and will be charged interest at the same rate We charge on the loan.

The Owner must sign a loan agreement with Us  {Only one loan can be in effect at
any time.}  The loan must be at least {$200}.   We may delay making loans
attributable to the Fixed Account for up to six (6) months.

We will charge loan interest at the rate We set from time to time. The rate We set will not be more than maximum rate that is permitted by state law where the Owner lives. {After inception, We will not change the interest rate more than once a year. A change in the rate that is charged will be made on the Employer Anniversary Date under the Policy.

That Anniversary rate of interest that We will set will not be more than the higher of:
1. the Published Monthly Average for the calendar month that ends two (2) months prior to the Employer Anniversary Date; or
2. the Guaranteed Interest Rate for the Fixed Account plus {1%}.

PUBLISHED MONTHLY AVERAGE means:
1. Moody's Corporate Bond Yield Average - Monthly Average Components, as published by Moody's Investors Service, Inc., or by a successor to that service; or
2. if that average is no longer published, an average that is substantially similar, as chosen by Us.

When a loan is made, We will give the Owner notice of the interest rate that will be charged. We will also give the Owner written notice if there is to be a change in the interest rate for an existing loan.]

[LOAN REPAYMENT

The Owner may repay all or part of the loan at any time while Your coverage is in force. All loan repayments must be made in a lump sum and the Owner should tell Us it is a loan repayment when it is made. {When the loan is repaid, We will return all unearned interest.} Upon each loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated among the variable Investment Options in the same manner as Net Premiums. For example, if the entire loan outstanding is $3,000 of which $1,000 was borrowed from the Fixed Account, then upon a repayment of $1,500, $500 would be allocated to the Fixed Account and the remaining $1,000 would be allocated to the appropriate variable Investment Options in the same manner as Net Premiums.

If the loan or loan interest is not repaid, Your coverage will not end unless Your Cash Surrender Value is less than the amount needed to pay the Monthly Deduction on a Premium Due Date. In this case, the grace period provision will apply.]

GDG-GVUL-0016                       [16-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[EFFECT OF A LOAN ON CASH VALUE

When a loan is made, the values allocated among the Fixed and Separate Account Options will be transferred to a Loan Account within the General Account as collateral for the loan.

Loan interest is charged and due on the Employer Anniversary Date. Interest not paid within thirty-one (31) days after it is due will be added to the loan principal. It will be added as of the due date and as of the next Employer Anniversary Date will bear interest at the same rate as the rest of the loan. {At the end of the 31 day period the amount of the unpaid interest will be deducted on a pro-rata basis from the value of the Fixed Account and each Investment Option of the Separate Account and will be transferred to the Loan Account.} The amount transferred will be treated as an increased loan.

Interest credited to amounts in the Loan Account will be removed from the Loan Account and will be allocated on the Employer Anniversary Date among the Fixed and Investment Options of the Separate Account in the same proportions as Net Premiums are then being allocated.]

[EFFECT OF LOAN ON DEATH BENEFIT

If You die while a loan is outstanding, We will deduct the loan {and any outstanding interest} from the Death Benefit We pay. {If interest has been paid in advance, We will add the unearned interest to the Death Benefit We pay.

While a loan is outstanding, the interest We credit to the Loan Account will be at a rate equal to {2%} less than the loan interest charge rate but not less than the greater of the crediting rate required by law and {4%}.]

WITHDRAWALS

At any time after the RIGHT TO EXAMINE CERTIFICATE (See Cover page) period has ended, the Owner may request a withdrawal. [If a withdrawal charge is applicable, it will be deducted from the amount We pay the Owner.] The minimum withdrawal is {$200}. [The withdrawal will be allocated on a pro-rata basis among the Fixed Account and the variable Investment Options according to the assets in each at the time, unless otherwise indicated in the withdrawal request.]

If on the date We receive the request Your Cash Value less Certificate Debt and outstanding charges is less than the amount of the withdrawal requested, the most We will pay is the Cash Surrender Value as of that date. If this happens We will reduce Your Cash Surrender Value to zero.

SURRENDERS

The Owner may surrender Your Certificate at any time. We must receive the Owner's written request and You must send Us Your Certificate. Your insurance will cease on the date We receive the request unless a later date had been specified.

After We receive the request, We will pay the Owner the Cash Surrender Value.

Upon surrender, Your certificate and all rights and benefits under the Policy will end.

GDG-GVUL-0017                       [17-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[PAID-UP INSURANCE

At any time, the Owner may elect to terminate Your insurance and to use the Cash Surrender Value to purchase paid-up insurance. [If the Owner elects to do this, all other benefits and insurance under the Policy will end.] However, the paid-up insurance will stay in force until the date of Your death, unless the certificate has been surrendered.

The paid-up insurance will have a maximum premium. This maximum will be the Net Single Premium based upon {{150%} of the 1980 Commissioners Standard Ordinary Table - Males - ALB} and an effective interest rate of {4%} per year.

The minimum amount of Cash Surrender Value that may be used to purchase paid-up insurance is {$1,000.

The most paid-up insurance that can be purchased is an amount equal to Your Death Benefit as of the date the paid-up option was elected. We will refund all unused Cash Surrender Value after deducting the cost of the paid-up insurance.

The paid-up insurance will have cash value while You remain alive. The Owner has the right to request a surrender for the paid-up cash value at any time. This amount will never be less than the purchase price of the paid-up insurance.]

DEFERMENT

Under certain circumstances, We reserve the right to defer calculation and payment of benefits.

1. If Your certificate is in force with value in the Fixed Account, We may defer paying a withdrawal amount, a surrender amount or a loan amount from that account for up to {6 months} from the date the Owner requests the withdrawal, surrender or loan.

2. If Your certificate is in force with a value in the Separate Account, it will generally not be practical for Us to determine the investment experience of the Separate Account during any period when the New York Stock Exchange is closed for trading or when the Securities and Exchange Commission restricts trading or determines an emergency exists. In such a case and with respect to the Separate Account, We reserve the right to defer:

   a)  determination, application, or payment of a withdrawal;
   b)  determination and application of Cash Surrender Value;
   c)  determination of loans except for a loan to pay premium to Us;
   d) a change in the allocation among the Investment Options of the Separate Account; and
   e)  payment of the Death Benefit until the next Valuation Date.


GDG-GVUL-0018                       [18-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                                    PREMIUM


REGULAR MONTHLY PAYMENTS

Regular Monthly Payments will be payable each month under the payroll deduction plan. Premiums will be sent to Us monthly by the Employer. The payments are made with deductions from Your salary. {However, if You are a Retired Employee, You are considered to be on the payroll deduction plan only under procedures that are agreed upon by Us and Your Employer.

The payroll deduction plan will end for You if:
a)  Your employment ends; or
b)  The Employer sends Us a written request to end this procedure for You.

[If this procedure ends for You while Your insurance is in force, further Regular Monthly Payments will be payable directly to Us based on Your new classification and according to the mode of premium payments selected by the Owner.]

All premium is due on the first day of each Billing Month. The amount that is due each month is the minimum amount that is needed to keep Your certificate and all riders in force. Normally, when We receive Your premium, We will deposit the Net Premium in the variable Investment Option and the Fixed Account as the Owner specifies.

DATE OF PREMIUM RECEIPT

All premium payments not made through payroll deduction, whether periodic or on a lump sum basis, will be deemed received when actually received by John Hancock at the John Hancock Servicing Office. A premium payment made by payroll deduction will be deemed received on the later of (i) the date of receipt of the premium payment at the John Hancock Servicing Office or (ii) the business day following receipt of a reconciliation statement with respect to such premium payment that properly identifies the Employer, the Certificate Owners, the Certificate numbers, and the amount of premium received for each Certificate. However, if payroll deduction premium payments are made by wire transfer, such premium payments will not be deemed received until John Hancock has confirmed receipt of the wire transfer into a bank account maintained by John Hancock for receipt of premium from Employers.

OTHER PAYMENTS

In addition to Regular Monthly Payments, the Owner may make lump sum payments from time to time. All lump sum payments must be at least {$50}. If the Owner has a loan in effect, any payment other than a Regular Monthly Payment will be
treated as a loan repayment unless the Owner designates other handling.   {If
You are not on the payroll plan procedure, the Owner should designate the handling of all Your payments if a loan is in effect.

We may change any of the charges assessed under the Certificate from time to time but will give You at least 31 days prior written notice of the change. Any such changes will be made only if they apply to all certificates in Your underwriting or risk classification.

[If You are not paying under the payroll deduction arrangement and if the Owner requests in writing, We will send You premium notices.]

LIMITS

[Your first premium must not be less than the Initial Regular Monthly Payment shown on Your Coverage Statement.]

Each premium payment other than the Regular Payment must be at least $50. [We may change this minimum payment limit. No change will take effect until 90 days after notice is sent.]


GDG-GVUL-0019                       [19-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

We have the right to limit the amount of premium the Owner can pay in order to preserve the qualification of this insurance as life insurance under the Internal Revenue Code or any successor law. We will return all premium that exceeds the limit We set.

No further premium payments are permitted beyond the Limiting Age. However, loan repayments are allowed.


RATE BASIS

We guarantee that the insurance charge rates applicable to the Face Amount will be no more than the rates shown in the TABLE OF GUARANTEED MAXIMUM MONTHLY LIFE INSURANCE RATES.


MONTHLY DEDUCTIONS

Each month We will make a deduction from the Cash Value equal to the Monthly Deduction. If the Cash Value minus any Certificate Debt and outstanding charges is less than the Monthly Deduction on any Premium Due Date, the grace period provision will apply.


GRACE PERIOD

If You are paying under the payroll deduction arrangement and if the Cash Value minus any Certificate Debt and outstanding charges plus the Regular Monthly Payment for the Billing Month is less than the Monthly Deduction for that Billing Month, there will be a grace period equal to 61 days after the first day of the Billing Month.

We will send You a notice of the grace period. [We will also send a notice to any assignee on our records.]

If the amount needed to pay the due and unpaid Monthly Deduction is not paid by the end of the grace period, Your certificate and all riders that are attached will lapse without value at the end of the grace period.

We will provide the grace period notices as required by law. We will tell You the amount that is needed to keep all of Your insurance in force.

If You die during the grace period, We will pay the Death Benefit.


GDG-GVUL-0020                       [20-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

            TABLE OF GUARANTEED MAXIMUM MONTHLY LIFE INSURANCE RATES

                       RATE PER $ 1,000 OF LIFE INSURANCE

Age                       RATE                AGE                 RATE                AGE                 RATE
-----------------  ------------------  ------------------  ------------------  ------------------  -------------------
{16                           $0.1330                  44             $0.3650                  72          $    4.2720
17                             0.1430                  45              0.3950                  73               4.7330
18                             0.1520                  46              0.4280                  74               5.2400
19                             0.1570                  47              0.4620                  75               5.7850
20                             0.1580                  48              0.4990                  76               6.3590
21                             0.1580                  49              0.5400                  77               6.9580
22                             0.1570                  50              0.5850                  78               7.5850
23                             0.1530                  51              0.6380                  79               8.2620
24                             0.1500                  52              0.6970                  80               9.0120
25                             0.1460                  53              0.7640                  81               9.8580
26                             0.1430                  54              0.8380                  82              10.8220
27                             0.1430                  55              0.9180                  83              11.9020
28                             0.1420                  56              1.0030                  84              13.0770
29                             0.1430                  57              1.0930                  85              14.3250
30                             0.1460                  58              1.1890                  86              15.6260
31                             0.1500                  59              1.2940                  87              16.9760
32                             0.1560                  60              1.4110                  88              18.3750
33                             0.1630                  61              1.5430                  89              19.8340
34                             0.1710                  62              1.6920                  90              21.3790
35                             0.1810                  63              1.8600                  91              23.0520
36                             0.1940                  64              2.0450                  92              24.9370
37                             0.2080                  65              2.2460                  93              27.2440
38                             0.2240                  66              2.4610                  94              30.4450
39                             0.2420                  67              2.6890                  95              35.4920
40                             0.2630                  68              2.9340                  96              44.5150
41                             0.2850                  69              3.2070                  97              62.8310
42                             0.3100                  70              3.5150                  98             107.6740
43                             0.3360                  71              3.8670                  99           1,000.0000

GDG-GVUL-0021                       [21-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                            TERMINATION PROVISIONS

WHEN YOUR DEATH BENEFIT ENDS
Your coverage, including all attached riders and benefits, will end on the earliest of the following:
1. the date the Owner surrenders Your certificate and We pay the Cash
   Surrender Value;
2. the date of Your death;
3. the date the grace period has ended without receipt of the required payment.

[Except as may be provided by the INSURANCE PORTABILITY provision below,] Your insurance will also end on the earliest of the following:
1. [the date the employer terminates its participation under the Policy;]
2. [the date You no longer work in an eligible class of employees;]
3. [the date You cease active work for the Employer, except through retirement;] and
4. [the date John Hancock terminates the Employer's participation under the Policy.

We reserve the right to terminate the Employers' participation under the Policy at any time.

In the event We decide to terminate the Employer's participation under the Policy, We will provide {sixty (60)} days notice to the Employer and the Owner.]

CANCELLATION OF PARTICIPATION BY EMPLOYER

The Employer may, by giving Us at least {60 days} prior written notice:
1. cancel its participation under the Policy; or
2. cancel inclusion under the Policy for one or more affiliates or subsidiaries.

[Insurance Portability

YOUR ELIGIBILITY UNDER THE GROUP PLAN ENDS

[{If You have been a participant in the Group Plan for {2} year{s}} the date You cease to be a member of an eligible class, You may continue coverage under the Policy, making premium payments directly to Us. We will automatically continue Your insurance on the terms and conditions described in this Certificate. Monthly Deductions will be made from the Cash Value to prevent lapse, unless We are notified by the Owner to terminate the coverage. The charges applicable to continued coverage may be different due to a change in risk classification.]

[YOUR EMPLOYER'S PARTICIPATION UNDER THE POLICY ENDS

If You are already in a class of persons for whom coverage is continued on the date Your Employer's participation ends, the Employer's cancellation will not affect Your insurance under the Policy.}]

[SUCCESSOR PLAN

If the Group Plan ends for any reason [and there is a Successor Plan], Your insurance coverage will end [if You are then participating in the payroll deduction plan]:

1. If You are eligible for coverage under the Successor Plan on the date Your Employer's participation under the Policy ends, We will transfer Your Cash Surrender Value to the Successor Plan and You will have no further rights under the Policy.

   We may defer transfer of the Cash Surrender Value to the insurer for the successor plan for the period permitted by law but not more than {60} months from the date participation under the Policy ends. We will credit interest to amounts in Your Fixed Account at the effective rate of no less than {3%} per year during the period that payment is deferred. Deferred amounts of Separate Account values will remain in the Investment Options.

2. If You are not eligible for insurance under the Successor Plan, the Owner may convert Your insurance as described under the CONVERSION PRIVILEGES provision that applies on benefit termination. Unless the conversion policy can accept your full cash value as a side fund, We will pay the Cash Surrender Value remaining.]

GDG-GVUL-0022                       [22-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

[NO SUCCESSOR PLAN

If the Policy is not replaced by a Successor Plan on the date Your Employer's participation under the Policy ends, the Owner may be able to continue Your insurance under the Policy as described in YOUR ELIGIBILITY UNDER THE GROUP PLAN ENDS, above.]

CONVERSION RIGHTS WHEN YOU CEASE TO BE ELIGIBLE

Except as described below,} the Owner may convert all {or any part} of Your insurance that ends.

The Owner may not convert Your insurance if {You are eligible to continue insurance under the INSURANCE PORTABILITY provision or if } the Owner has surrendered Your certificate.

To convert, the Owner must make application and pay the first premium to Us within thirty-one (31) days of the date Your insurance ends. The Owner may convert to any form of individual policy of life insurance (except term insurance) that We normally make available to persons who are the same age and requesting the same amount of insurance. The conversion policy will not have disability or accidental death benefits. The rates used will be those applicable to conversion policies.

The conversion policy will take effect at the end of the thirty-one (31) day period the Owner has to convert. We will not require Proof of Good Health.

The most the Owner may convert is the Face Amount in force for You on the date Your insurance ends.

CONVERSION RIGHTS ON BENEFIT TERMINATION

Your conversion rights are limited if:
[1. the Policy ends;
2.  Your employer ends the payroll deduction arrangement;
3. one or more affiliates or subsidiaries of an employer ends its payroll deduction arrangement {and You are not eligible to continue coverage under the INSURANCE PORTABILITY provision,} or
4. the Group Plan is replaced by a Successor Plan and You are not eligible for insurance under that Successor Plan].

If this provision applies to You, You must follow all of the rules described under CONVERSION RIGHTS WHEN YOU CEASE TO BE ELIGIBLE. In addition, You must have been insured under this Policy or any other John Hancock rider or group policy replaced by the Policy for at least 5 years. The most You may convert is the lesser of:

1. the Face Amount in force for You on the date Your insurance ends less any amount of group life insurance the Covered Person becomes eligible for in the next 45 days; [or
2.  {$10,000}.

DEATH DURING CONVERSION PERIOD

If You die during the thirty-one (31) day period following the date your insurance ends, the Death Benefit will be based upon the maximum Face Amount you could have purchased upon conversion, whether or not You had applied for a converted policy.


GDG-GVUL-0023                       [23-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                           MISCELLANEOUS PROVISIONS


MISSTATEMENTS

[If We find that Your stated age is incorrect when a claim is made, We will adjust the amount of Your Face Amount. The Face Amount We pay will reflect the benefit that Your premiums would have provided at the correct age.

If any important facts about individuals in relation to their insurance are found during Your lifetime to be misstated, We will adjust the insurance charges to the correct amount. If the misstatement affects the amount of insurance, the true facts are used to determine the correct amount of insurance.]

INCONTESTABILITY

A statement You make concerning Your good health [or that of Your Dependent Child,] will not be used to contest insurance after it has been in force for 2 years during your lifetime {or, if applicable, during the lifetime of your Dependent Child}. If the Owner increases Your Face Amount, [or that of Your Dependent Child,] We will not contest the increase after it has been in force for 2 years during your lifetime {or, if applicable, during the lifetime of your Dependent Child}. We will not contest any statement made unless it is in a signed, written instrument, and a copy of it has been given to the Owner, You or Your Beneficiary.

ACCOUNT STATEMENT

[We will send an account statement on a periodic basis to the Owner of the certificate. This statement will show the Face Amount and the Cash Value. It will also show all credits to the Cash Value and deductions that were made from the Cash Value since the last such statement. Additionally, the report will give all other information that We are required to provide by the laws or rules of the state where the certificate is issued.]

LEGAL ACTION

Action at law or in equity to recover on the Policy may be brought against Us only during a certain period. This period begins 60 days after the date of proof of claim was filed and ends 3 years after the end of such 60 day period.

RECOVERY OF PAYMENT

We have the right, at all times, to recover an overpayment We made, or a payment that was made to a wrong payee, from the person to whom it was made.

EXAMINATIONS AND AUTOPSY

We may require, at Our expense, that You have a medical exam. We may also require an autopsy in case of death, except where it is prohibited by law.

CHANGE IN CERTIFICATE

We have the right to make a change in the certificate, or in a rider attached to a certificate, in order to continue to qualify this plan as life insurance under the Internal Revenue Code or any successor law. Any such change that We make will apply to all certificates and riders under the Group Plan. We will give You notice of any such change We make.

GDG-GVUL-0024                       [24-GVUL]
Ed 98-3
Printed in U.S.A.

                    GROUP VARIABLE UNIVERSAL LIFE INSURANCE

                                    NOTICE


This notice is to advise You that should any complaints arise regarding this insurance, You may contact the following:

                    Illinois Department of Insurance
                    Consumer Division of Public Services Section
                    Springfield, Illinois   62767

                              or

                    John Hancock Mutual Life Insurance Company
                    200 Clarendon Street
                    Post Office Box 111
                    Boston, Massachusetts   02117
                    Attn:  Vice President of Group Life Products



GDG-GVUL-0025                       [25-GVUL]
Ed 98-3
Printed in U.S.A.

                    John Hancock Mutual Life Insurance Company



GDG-VBCK-0001                       [1-VBCK]
Ed 98-3
Printed in U.S.A.